Exhibit 10.3

First Data Names Frank Bisignano Chief Executive Officer

JPMorgan Chase Co-COO with Outstanding Operating Record Managing

Complex Customer-Focused Technology Businesses

Takes Helm of Global Leader in Payment Processing

ATLANTA, April 28, 2013 — The Board of Directors of First Data Corporation, a global leader in electronic commerce and payment processing, today announced that Frank Bisignano has been named chief executive officer (CEO), effective April 29, 2013. He will also join the First Data board of directors concurrent with his appointment.

“Frank has a proven track record of catalyzing positive change on a global business operating in a dynamic industry. At Citigroup, he built - from the ground up - the largest transaction services business in the world and oversaw the largest technological and operations businesses in the financial services industry,” said Joe Forehand, Chairman of the Board of First Data. “Frank is known for managing technological innovation in customer-focused businesses, and can now apply his skills and experience to leading the largest transaction payment processing company in the world.  Frank is the ideal CEO for First Data and having an executive of his caliber is exactly what we need to continue and grow our leadership role in payment processing globally.”

“First Data has an impressive customer-centric business and I look forward to joining the team and building on our strong partnerships with customers,” said Frank Bisignano. “New technological advances are impacting the payments industry every day, making life easier for our partners, our merchants and consumers. First Data can and should lead the way when it comes to offering the most innovative solutions and service.”

Prior to the appointment, Bisignano most recently served as Co-Chief Operating Officer of JP Morgan Chase &Co. (“JPMorgan Chase”), one of the largest providers of banking, lending, treasury, wealth management and investment services that serves 50 million customers, including consumers, small businesses, mid-size companies, corporations, financial institutions, nonprofits and governments. In this role, his responsibilities included overseeing global technology, real estate, operations, procurement, compliance, regulatory control and oversight, resiliency, security and safety, and general services for all of JPMorgan Chase’s businesses in over 60 countries. He also served on the executive and operating committees of JP Morgan Chase.

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During the housing crisis, Bisignano had the additional responsibility of serving as CEO of Mortgage Banking, leading a business that originates more than $155 billion in home loans annually. Under Bisignano’s leadership, the unit, the third-largest mortgage servicer, rose to become the second largest originator of mortgages globally and both revenues and customer satisfaction improved dramatically.

In 2012, Mortgage Banking reported net income of $3.3 billion, compared with a net loss of $2.1 billion in 2011 and JP Morgan Chase saw significant improvement in satisfaction among customers buying homes or refinancing, according to J.D. Power and Associates. Under his leadership, JP Morgan Chase moved up in the rankings to become the top large bank in both mortgage originations and mortgage servicing (fourth in Mortgage Servicing, July 2012 and fourth in Mortgage Originations, November 2012). During this same period, he also was one of the chief architects of the 2012 mortgage settlement that helped get the housing market back on track.

Bisignano succeeds Ed Labry who has been serving a dual role as both president of Retail and Alliance Services and Interim CEO since Jan. 28, 2013. Labry will continue in his role as president of Retail and Alliance Services.

“Ed has done an outstanding job, and we are grateful to him for his leadership, his long-tenure at First Data and his willingness to step in to the interim role. In addition to his managing one of the company’s largest businesses, we will continue to rely on Ed for support during the transition and as a culture carrier at First Data,” Forehand said.

“It’s been an honor to have led our great team during this period.  I look forward to working with Frank to grow First Data into an even stronger enterprise than it is today,” said Ed Labry, First Data interim CEO and president, Retail and Alliance Services.

Biographical Highlights of Frank Bisignano

Prior to joining First Data, Frank Bisignano was Co-Chief Operating Officer for JPMorgan Chase and the CEO of Mortgage Banking at JP Morgan Chase after being hired as Chief Administrative Officer in 2005. He also served on the firm’s Operating Committee, the most senior governing body, and the firm’s Executive Committee.

Bisignano is also one of the founders of 100,000 Jobs Mission, a coalition of companies, including JPMorgan Chase and First Data, committed to hiring 100,000 veterans by 2020.  As of April 10, the group had reached a milestone, having hired over 64,000 veterans, including 5,300 at JP Morgan Chase, and JP Morgan Chase was also recently named the second best place for veterans to work, behind only USAA, by Military Times.

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Prior to JPMorgan Chase, Bisignano was the chief executive officer for Citigroup’s Global Transactions Services business and a member of Citigroup’s Management Committee. Under his leadership (from 2002—2005), Global Transaction Services’ revenue grew to $6 billion from $4 billion annually. Bisignano was also the Chief Administrative Officer for Citigroup’s Corporate and Investment Bank, a senior executive vice president and Citigroup’s firm-wide deputy head of technology and operations. He held this post during the 9/11 crisis and is credited with creating and executing Citigroup’s successful business continuity plan, which involved relocating 16,000 employees displaced by the loss of 1.3 million square feet when the 7 World Trade Center building was destroyed. At Smith Barney, he helped lead and integrate the firm’s series of strategic acquisitions that led to the formation of Citigroup. Prior to his career at Citi, Bisignano worked at First Fidelity Bank from 1990-1994. During that company’s turnaround, he was an executive vice president overseeing technology and operations, and later served as chief consumer lending officer.

Born and raised in Brooklyn, New York, Bisignano serves on the boards of PENCIL, the National September 11 Memorial and Museum. He is also on the board of JPMorgan Chase Bank N.A. and the Board of Trustees of Continuum Health Partners. He is also a trustee for the Battery Conservancy and St. Patrick’s Cathedral. He was previously vice chairman of the Options Clearing Corporation and a board member for the Depository Trust and Clearing Corporation, the Alliance for Downtown New York and the Lower Manhattan Cultural Council.

In 2010, he received the Chancellor’s Medal for Outstanding Achievement from Syracuse University for his leadership in training the next generation of Chief Information Officers through the creation of a new interdisciplinary technology curriculum, with a focus on technology, business and engineering.

Bisignano graduated from Newport University. He is married with three children. Birthdate: Aug. 9, 1959.

About First Data

Around the world, every second of every day, First Data makes payment transactions secure, fast and easy for merchants, financial institutions and their customers. First Data leverages its vast product portfolio and expertise to drive customer revenue and profitability. Whether the choice of payment is by debit or credit card, gift card, check or mobile phone, online or at the checkout counter, First Data takes every opportunity to go beyond the transaction.  More information about the company is available on FirstData.com as well as on Twitter, LinkedIn, Facebook and YouTube.

Contact

Chip Swearngan, First Data

+1-404-890-3000

chip.swearngan@firstdata.com

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